EXHIBIT 11

                         GRIFFIN GAMING & ENTERTAINMENT, INC.
                             COMPUTATION OF PER SHARE DATA
                       (In Thousands, except per share amounts)

                                     Quarter Ended       First Half Ended
                                        June 30,             June 30,
                                    1996       1995       1996       1995
        Per Share Data - Primary:

        Net earnings (loss)        $3,798     $5,696     $(315)     $5,716

        Shares and share
         equivalents:
          Weighted average number
           of shares of Common
           Stock outstanding        7,941      7,940     7,941       7,940
          Weighted average number
           of share equivalents
           outstanding                834        848                   426
          Weighted average number
           of shares and share
           equivalents              8,775      8,788     7,941       8,366

        Net earnings (loss)
         per share                  $ .43      $ .65     $(.04)      $ .68

        Per Share Data - Fully
         Diluted:

        Net earnings (loss)        $3,798     $5,696    $ (315)     $5,716

        Shares and share
         equivalents:
          Weighted average number
           of shares of Common
           Stock outstanding        7,941      7,940     7,941       7,940
          Weighted average number
           of share equivalents
           outstanding                857        848                   764
          Weighted average number
           of shares and share
           equivalents              8,798      8,788     7,941       8,704

        Net earnings (loss)
         per share                  $ .43      $ .65     $(.04)      $ .66









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